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Sonendo Announces Launch of CleanFlow™ Technology to Improve Doctor and Patient Experience

New Procedure Instrument for GentleWave® System Streamlines Workflow and Enhances Patient Experience

LAGUNA HILLS, Calif. -- April 20, 2022 -- Sonendo, Inc. (NYSE: SONX), a leading dental technology company and developer of the GentleWave® System, today announced the launch of its CleanFlow™ procedure instrument, which is designed to work with Sonendo’s GentleWave System to provide a less invasive and less painful alternative to traditional root canal therapy. With the addition of CleanFlow Technology, the GentleWave procedure now enables a simpler workflow as compared to earlier GentleWave procedures and helps create a better patient experience.

The GentleWave procedure is redefining traditional root canal treatment through a minimally invasive process that preserves more of the tooth structure and promotes faster healing. The new CleanFlow procedure instrument is the next big innovation in endodontics and is already proving to deliver an exceptional patient experience. In an ongoing multicenter clinical study sponsored by Sonendo, 99.5% of patients had no pain during the GentleWave procedure with CleanFlow Technology and 95.6% of patients had zero to mild pain one day after the GentleWave procedure with CleanFlow Technology.

In addition, the procedure does not require sealing caps or depth gauges, minimizing the number of steps for doctors and making the entire GentleWave procedure simpler and more intuitive than before. The GentleWave System’s SoundBAR is housed inside the procedure instrument, enabling the inside of the tooth to be cleaned from the outside – a big step forward in root canal therapy. Additionally, CleanFlow Technology incorporates an advanced fluid management mechanism to ensure an uninterrupted workflow and a predictable and efficient procedure. It also includes the SoundCue™ for real-time audible indication of a good seal and the FlowView™ window for improved visibility and monitoring. Designed for an enhanced patient experience, the new instrument allows for one-hand operation and less activity in the patient’s mouth, improving efficiency for doctors and overall experience for patients.

“At a time when there is a lot of noise in the specialty with legacy products being marketed as ‘new,’ CleanFlow Technology is true endodontic innovation, which I believe is re-setting the standard for how root canal therapy is performed. I’m energized by the advancement through CleanFlow Technology, and my staff and patients have a great experience,” said Dr. John Khademi of Four Corners Endodontics in Colorado.

“The release of our CleanFlow Technology is a testament to our commitment to continued innovation and long-standing mission to provide patients with a better, cleaner, and more comfortable root canal experience,” said Bjarne Bergheim, president and CEO of Sonendo. “As the endodontics space continues to evolve, we look forward to equipping providers with the technological advancements and tools they need to drive better outcomes.”

Sonendo recently reached a milestone of 800,000 GentleWave patient procedures, demonstrating continued adoption and growing preference for this less invasive alternative to traditional root canal treatment.

“As soon as I began using the new CleanFlow procedure instrument, I immediately saw its benefits,” Dr. Mike Tulkki of Wayzata Endodontics in Minnesota. “Its main differentiator is the improved ease of the platform and connection to the tooth. This allows for single-handed use and freedom to focus on other workflow areas. For a busy, multi-room practice, this is hugely impactful. The use of CleanFlow has allowed my practice to continue to use and benefit from the GentleWave System while also further improving the experience I offer to my patients.”

About Sonendo

Sonendo is a commercial-stage medical technology company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo develops and manufactures the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy, and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave System can improve the workflow and economics of dental practices and offers patients an effective, less invasive, and less painful alternative to traditional root canal therapy.

Sonendo is also the parent company of TDO® Software, the developer of widely used endodontic practice management software solutions, designed to simplify practice workflow. TDO Software integrates practice management, imaging, referral reporting and CBCT imaging, and offers built-in communication with the GentleWave System.

For more information about Sonendo and the GentleWave System, please visit www.sonendo.com. To find a GentleWave doctor in your area, please visit www.gentlewave.com.